SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2006 (December 22, 2006)

ATLANTIC AMERICAN CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	0-3722 (Commission File Number)	58-1027114 (I.R.S. Employer Identification No.)

4370 Peachtree Rd., N.E. Atlanta, Georgia (Address of Principal Executive Offices)		30319 (Zip Code)

Registrant's Telephone Number, Including Area Code: (404) 266-5500

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2006, Atlantic American Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Wachovia Bank, National Association (“Wachovia”). The following description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

The Credit Agreement consists of a revolving credit facility (the “Revolver”) pursuant to which the Company may, subject to the terms and conditions thereof, initially borrow or reborrow up to $15.0 million (the “Commitment Amount”). The Commitment Amount is incrementally reduced every six months beginning on July 1, 2007. Borrowings under the Revolver (a) were used to refinance amounts outstanding under the Company’s prior credit facilities with Wachovia, which credit facilities were terminated upon the closing of the Credit Agreement, and (b) are to be used for general corporate purposes. The interest rate on amounts outstanding under the Revolver is, at the option of the Company, equivalent to either (a) the base rate (which equals the higher of the Prime Rate or 0.5% above the Federal Funds Rate, each as defined) or (b) the London Interbank Offered Rate (“LIBOR”) determined on an interest period of 1-month, 2-months, 3-months or 6-months, plus an Applicable Margin (as defined). The Applicable Margin varies based upon the Company’s leverage ratio (funded debt to total capitalization, each as defined) and ranges from 1.75% to 2.50%. Interest on amounts outstanding is payable quarterly. If not sooner repaid in full, the Credit Agreement requires the Company to repay $0.5 million in principal on each of June 30 and December 31, 2007 and 2008, $1.0 million and $1.5 million in principal on June 30 and December 31, 2009, respectively, and $10.5 million in principal on June 30, 2010 (the “Termination Date”). Wachovia’s obligation to fund the Revolver terminates, and all amounts outstanding under the Credit Agreement are due and payable, no later than the Termination Date.

The Company’s obligations under the Credit Agreement are collateralized by a pledge of all of the capital stock of the Company’s following subsidiaries: American Southern Insurance Company, Association Casualty Insurance Company, Georgia Casualty & Surety Company and Bankers Fidelity Life Insurance Company. A copy of the agreement pursuant to which such stock has been pledged is attached hereto as Exhibit 10.2 and is incorporated herein by this reference.

The Credit Agreement requires the Company to comply with certain covenants, including, among others, ratios that relate funded debt to both total capitalization and earnings before interest, taxes, depreciation and amortization, as well as the maintenance of minimum levels of tangible net worth. The Company must also comply with limitations on capital expenditures, certain payments, additional debt obligations, equity repurchases and redemptions, as well as minimum risk-based capital levels. The Credit Agreement also restricts the Company from creating or allowing certain liens on its assets and from making certain investments.

Events of default in the Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the Credit Agreement, (b) the failure to perform and not timely remedy certain covenants, (c) certain cross defaults or cross accelerations, (d) the occurrence of bankruptcy or insolvency events, (e) the failure to make certain payments, or the occurrence of certain events, relating to retirement plans, (f) certain administrative or judicial proceedings being commenced against the Company or certain adverse judgments arising against the Company or any of its subsidiaries, (g) the filing of certain federal tax liens against the Company; (h) certain changes in ownership of the Company’s stock or the board of directors, (i) the failure to maintain certain credit ratings by the Company’s operating subsidiaries, (j) the Company ceasing to own at least 80% of the stock and ownership interests in its operating subsidiaries, or (k) the objection by the Georgia insurance commissioner to the pledge of insurance subsidiary stock. Upon the occurrence of an event of default, Wachovia may terminate the Commitment Amount and declare all amounts outstanding under the Revolver due and payable in full.

Section 2 - Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01
Section 9 - Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits
	(d)	Exhibits.
The following exhibits are filed with this Current Report:
		Exhibit No.	Exhibit Description
		10.1	Credit Agreement dated as of December 22, 2006 between Atlantic American Corporation and Wachovia Bank, National Association
		10.2	Pledge Agreement dated as of December 22, 2006 by Atlantic American Corporation in favor of Wachovia Bank, National Association

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC AMERICAN CORPORATION

By: /s/ John G. Sample, Jr.
John G. Sample, Jr. Senior Vice President and Chief Financial Officer

                          Date:   December 22, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Credit Agreement dated as of December 22, 2006 between Atlantic American Corporation and Wachovia Bank, National Association
10.2	Pledge Agreement dated as of December 22, 2006 by Atlantic American Corporation in favor of Wachovia Bank, National Association